Exhibit 8.1

101 South Queen Street

Martinsburg, West Virginia 25401

(304) 263-0836

7000 Hampton Center

Morgantown, West Virginia 26505

(304) 285-2500

333 West Vine Street, Suite 1700

Lexington, Kentucky 40507-1639

(859) 252-2202

600 Quarrier Street Charleston, West Virginia 25301 Post Office Box 1386 Charleston, West Virginia 25325-1386 (304) 347-1100 www.bowlesrice.com	5th Floor, United Square 501 Avery Street Parkersburg, West Virginia 26101 (304) 485-8500 480 West Jubal Early Drive Suite 130 Winchester, Virginia 22601 (540) 723-8877

March 30, 2012

First Community Bancshares, Inc.

P. O. Box 989

29 College Drive

Bluefield, Virginia 24605

Attention: John M. Mendez, President

and Chief Executive Officer

Dear Mr. Mendez:

We have acted as special counsel to First Community Bancshares, Inc., a Nevada corporation (“Parent”), in connection with the proposed merger (“Merger”) of Peoples Bank of Virginia, a Virginia-chartered commercial bank (“PBV”) with and into First Community Bank, a Virginia-chartered commercial bank (“Merger Sub”), pursuant to the Agreement and Plan of Reorganization executed by Parent, PBV and Merger Sub, and dated as of March 1, 2012 (the “Merger Agreement”), and various Shareholder Agreements each dated as of March 1, 2012, by and among Parent, Merger Sub, PBV and the shareholders of PBV described therein (the “Shareholder Agreement,” and collectively with the Merger Agreement, the “Agreement”). At your request, and in connection with the filing by Parent of a Registration Statement on Form S-4, including the proxy statement/prospectus contained therein (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”), we are rendering our opinion concerning material United States federal income matters.

The relevant facts concerning the Merger are set forth in the Agreement and the Registration Statement. The descriptions of the Merger set forth in the Agreement and the Registration Statement are incorporated herein by reference. In rendering this opinion, we have assumed, with your permission, that (i) the Merger will be consummated in accordance with the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the Merger and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete and correct (other than the information provided in the Registration Statement under the caption “The Merger - Material Federal Income Tax Consequences”), (iii) the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, (iv) the statements and representations of fact (which statements and representations of fact we have neither investigated nor verified) contained, respectively, in certificates of the officers of PBV, Parent and Merger Sub dated as of the date hereof and delivered to us for the purpose of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to the Effective Time, (v) all of the documents that have been executed will not be amended, and that any documents that have been presented to us but that will be executed at a later date, will be executed without any material changes, and (vi) any statements and representations made in the Officer’s Certificates “to the knowledge of,” or similarly qualified, are and will be true, complete and correct. If any of the above-described assumptions are untrue for any reason, or if the Merger is consummated in a manner that is different from the manner in which it is described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

First Community Bancshares, Inc.

March 30, 2012

All capitalized terms used herein and not otherwise defined herein shall have the same meanings given them in the Agreement. Except as otherwise indicated, all "Section" and "Regulation" references contained herein refer, respectively, to sections of the Internal Revenue Code of 1986, as amended, and to the Treasury Regulations promulgated there under, as amended, existing on the date hereof.

We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Agreement and (iii) such corporate records, agreements, documents and other instruments as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

REPRESENTATIONS

With your permission, we have relied upon statements and representations set forth in the Agreement, in the Registration Statement, and any exhibits attached thereto, and in letters of each of Parent and PBV addressed to this firm and LeClairRyan, a Professional Corporation, counsel to PBV, of even date herewith and attached hereto, concerning the Merger.

OPINION

Based upon and subject to the foregoing, we are of the opinion that the Merger will constitute a tax-free reorganization within the meaning of Internal Revenue Code Section 368(a).

First Community Bancshares, Inc.

March 30, 2012

It should be noted that the opinions expressed in this letter are based upon statutory, judicial and administrative authority existing as of the date of this opinion. There can be no assurance that such authority will not be changed in the future, or that such changes will not be made retroactively applicable to the transactions considered herein. Moreover, the above-stated opinions are based upon the facts as we understand them and upon the representations provided to us. If the facts turn out to be different in any material respect from the facts or representations stated herein, or if the laws or regulations applicable to the proposed transactions are changed or reinterpreted by competent tribunals, some or all of the opinions expressed in this letter may become inapplicable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement in respect to the shares of FCBI Common Stock to be issued in connection with the merger, and to the reference to this opinion under the caption “The Merger - Certain Federal Income Tax Consequences” and elsewhere in the Prospectus/Joint Proxy Statement included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ BOWLES RICE MCDAVID GRAFF & LOVE LLP